SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 20, 2004

A. SCHULMAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-7459	34-0514850

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3550 West Market Street Akron, Ohio	44333

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 666-3751

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. Other Events and Required FD Disclosure.

On August 20, 2004, A. Schulman, Inc. entered into a new five-year, $100 million revolving credit agreement with KeyBank National Association, as Joint Lead Arranger and Administrative Agent, National City Bank, as Joint Lead Arranger and Syndication Agent, Fifth Third Bank and KBC Bank, N.V., New York Branch. The new agreement replaces a four-year, $130 million revolving credit agreement, which was scheduled to expire on September 30, 2005. The new revolving credit agreement expires on August 19, 2009.

Under the terms of the new agreement, A. Schulman may obtain and utilize from time to time up to $100 million of revolving loans and letters of credit for general corporate purposes. Obligations incurred and repaid or relinquished under the revolving credit agreement may be re-borrowed or subsequently incurred in accordance with the terms of the agreement. As of August 20, 2004, no portion of the credit capacity under the revolving credit agreement was being utilized. Under the terms of the agreement, A. Schulman is required to satisfy certain financial and operating covenants including a leverage ratio and an interest coverage ratio covenant. The revolving credit agreement is unsecured and the obligations of A. Schulman thereunder are guaranteed by certain of its domestic subsidiaries. A. Schulman has the possibility to increase the credit amount available under the revolving credit agreement by up to $50 million at a later date.

SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

A. Schulman, Inc.
(Registrant)

	By:	/s/Robert A. Stefanko

Robert A. Stefanko Executive Vice President - Finance and Administration
Date: August 20, 2004